Exhibit 99.1

News Release

Contact:	Dan Grgurich Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674
Phone: Email:	704-731-1527 dan.grgurich@enproindustries.com	Phone: 704 731 1500 Fax: 704-731-1511 www.enproindustries.com

Enpro Industries Completes Offering of $300 Million

5.875% Senior Notes Due 2022

CHARLOTTE, N.C., September 16, 2014 – EnPro Industries, Inc. (NYSE: NPO) (“EnPro”) today announced that it has completed its previously announced offering of $300 million of its 5.875% Senior Notes due 2022 (the “Senior Notes”). The offer was made in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

A portion of the net proceeds of the offering of the Senior Notes was used to repay outstanding borrowings under EnPro’s senior secured revolving credit facility, including borrowings made to fund the purchase of $51,339,000 million in aggregate principal amount of its 3.9375% Convertible Senior Debentures due 2015 (the “Convertible Debentures”) pursuant to a cash tender offer (the “Tender Offer”) that EnPro completed on September 15, 2014. EnPro intends to apply the remaining net proceeds to pay fees and expenses related to the offering and the Tender Offer and for other general corporate purposes, which may in the future include retiring any Convertible Debentures not purchased in the Tender Offer.

The Senior Notes are unsecured, unsubordinated obligations of EnPro and mature on September 15, 2022. Interest on the Senior Notes accrues at a rate of 5.875% per annum and is payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing March 15, 2015. The Senior Notes are guaranteed on a senior unsecured basis by EnPro’s direct and indirect domestic subsidiaries that guarantee its senior secured revolving credit facility.

Each holder of the Senior Notes may require EnPro to repurchase some or all of the Senior Notes for cash upon the occurrence of a defined “change of control” event, at a price equal to 101% of the principal amount of the Senior Notes being repurchased, plus accrued and unpaid interest. EnPro’s ability to redeem the Senior Notes prior to maturity is subject to certain conditions, including in certain cases the payment of make-whole amounts.

The indenture governing the Senior Notes includes covenants that restrict EnPro’s ability to engage in certain activities, including incurring additional indebtedness and paying dividends, subject in each case to specified exceptions and qualifications set forth in the indenture.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, securities or an offer to purchase, or a solicitation of an offer to purchase, the Senior Notes or any other securities. Any offers of the Senior Notes were made only by means of a private offering memorandum. The Senior Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended June 30, 2014.